Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS THIRD QUARTER ’09 RESULTS;

INCREASES LOWER END OF EPS GUIDANCE

STAMFORD, CONNECTICUT – October 26, 2009 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported third quarter 2009 net income attributable to common shareholders of $35.1 million, or $0.60 per diluted share, compared to third quarter 2008 net income attributable to common shareholders of $36.1 million, or $0.60 per diluted share.

Third quarter 2009 sales of $551 million decreased $92.0 million, or 14%, which included a core sales decline of $100.5 million (15%) and unfavorable foreign currency translation of $17.8 million (3%), partially offset by an increase in sales from acquired businesses of $26.3 million (4%).

Order backlog was $682 million at September 30, 2009 compared to $697 million at June 30, 2009, and $779 million at September 30, 2008, representing declines of 2% and 12%, respectively.

Cash Flow and Financial Position

Cash provided by operating activities was $80.0 million in the third quarter of 2009, compared to $41.0 million in the third quarter of 2008, primarily reflecting lower operating working capital in 2009. Free cash flow (cash provided by operating activities less capital spending) for the third quarter of 2009 was $76.2 million, compared to $27.7 million in the prior year, reflecting higher cash provided from operations and lower capital spending. The Company’s cash position was $304.9 million at September 30, 2009, up from $233.0 million at June 30, 2009 and $231.8 million at December 31, 2008. (Please see the Condensed Statement of Cash Flows and Non-GAAP table)

“We are pleased with our performance this quarter. Despite a 14% decline in sales from the third quarter of 2008, our operating profit and earnings per share were flat compared to 2008, primarily reflecting our success in re-aligning our cost base,” said Crane Co. president and chief executive officer, Eric C. Fast. “Our operating margin improved by 160 basis points, to 10.1%, as compared to 8.5% a year ago. While sales in Engineered Materials, Merchandising Systems, Fluid Handling and Controls were lower than the prior year quarter, they improved slightly from the second quarter this year. Total Aerospace & Electronics segment sales have been declining for the past year primarily because of weaker demand in our long-cycle Aerospace business.

“In July, we estimated our cost savings would be in excess of $125 million. We now expect that our cost savings for 2009 will exceed $150 million and believe this productivity will provide excellent operating leverage in 2010. Excluding the two acquisitions in 2008, headcount has been reduced by 2,050 people, or 17% since year-end 2007, of which 150 occurred in the third quarter of this year and additional headcount reductions are expected in the fourth quarter. We have increased the lower end of our EPS guidance range from $1.75 - $2.05 to $1.90 - $2.05 on a GAAP basis reflecting, in part, our increased projected cost savings.

“With $305 million in cash, a $300 million revolving bank credit agreement, and no near-term debt maturities, we have a solid financial foundation to continue to manage through the current environment and we are positioned for growth as our end markets recover.”

Segment Results

All comparisons detailed in this section refer to the third quarter 2009 versus the third quarter 2008.

Aerospace & Electronics

	Third Quarter			Change
(dollars in millions)	2009		2008
Sales	$136.9		$159.7	$(22.8)	(14)%

Operating Profit	$19.9	*	$10.9	$9.0	83%

Profit Margin	14.6%		6.8%

*	Includes $0.2 million of restructuring charges.

The third quarter 2009 sales decrease of $22.8 million, or 14%, reflected a $20.6 million decline in Aerospace Group demand and a decrease of $2.2 million of Electronics Group revenue. Segment operating profit increased by $9.0 million as a result of lower engineering spending primarily in the Aerospace Group and continued year-over-year operating performance improvement in our Electronics Group.

Aerospace & Electronics order backlog was $370 million at September 30, 2009 compared to $383 million at June 30, 2009 and $418 million at September 30, 2008, representing quarterly declines of 3% and 12%, respectively.

Engineered Materials

	Third Quarter			Change
(dollars in millions)	2009		2008
Sales	$48.1		$58.2	$(10.1)	(17)%

Operating Profit	$7.5	*	$4.4	$3.1	71%

Profit Margin	15.7%		7.6%

*	Includes $0.2 million of restructuring charges.

Segment sales declined 17%, reflecting continued depressed demand from transportation and building products end markets. Sales to recreational vehicle customers increased 6% over the third quarter of 2008, reflecting market share gains and modest improvement in industry sales. Operating profit and margins increased reflecting productivity improvements, lower SG&A costs and plant closures. Headcount has been reduced 42% compared to year end 2007 levels.

Merchandising Systems

	Third Quarter			Change
(dollars in millions)	2009		2008
Sales	$75.9		$93.6	$(17.7)	(19)%

Operating Profit	$6.9	*	$10.9

Profit Margin	9.1%		11.6%	$(4.0)	(37)%

*	Includes $1.5 million of restructuring gains.

Total Merchandising Systems sales decreased $17.7 million, or 19%, reflecting continued difficult market conditions. Sales of Payment Solutions, with key end markets in retail, transportation and non-U.S. gaming applications, declined substantially more than Vending Solutions. Operating profit declined as deleverage on the reduced sales more than offset the favorable impact of a legal settlement and the reduction of a liability estimate associated with the Company’s restructuring program. The previously announced consolidation of the Company’s vending machine production from St. Louis, Missouri to its Williston, South Carolina facility is expected to be complete by year-end. Merchandising Systems headcount has been reduced 21% compared to year-end 2007 levels and further reductions will occur as the plant consolidation activities are completed.

Fluid Handling

	Third Quarter			Change
(dollars in millions)	2009		2008
Sales	$266.8		$293.6	$(26.8)	(9)%

Operating Profit	$34.9	*	$34.9	—	—

Profit Margin	13.1%		11.9%

*	Includes $1.6 million of restructuring charges.

Third quarter 2009 sales decreased $26.8 million, or 9%, which included a core sales decline of $38.4 million (13%) and unfavorable foreign currency translation of $14.7 million (5%), partially offset by sales from acquired businesses (Delta and Krombach) of $26.3 million (9%). Although overall Fluid Handling segment sales increased slightly from the second quarter, unfavorable end markets continued to impact the longer-cycle, project-based chemical and pharmaceutical businesses, as well as many of our MRO businesses, resulting in the year-over-year sales decline. Fluid Handling profit margins increased to 13.1% from last year’s level of 11.9% reflecting disciplined price versus material cost, and the impact of cost reduction initiatives, which offset the deleverage of lower sales.

Fluid Handling order backlog was $252 million at September 30, 2009 compared to $256 million at June 30, 2009 and $286 million at September 30, 2008, representing quarterly declines of 2% and 12%, respectively.

Controls

	Third Quarter		Change
(dollars in millions)	2009	2008
Sales	$23.1	$37.6	$(14.5)	(39)%

Operating Profit (Loss)	$(1.7)	$3.3	$(4.9)	(152)%

Profit Margin (Loss)	(7.2)%	8.7%

Third quarter 2009 sales declined 39% reflecting continued depressed conditions in the oil & gas and transportation end markets. The operating loss reflected the impact of lower sales in all of the Controls businesses. In response, cost actions are continuing and Controls headcount has been reduced 24% compared to year end 2007.

Full Year 2009 Guidance

The Company maintained its 2009 sales estimate of $2.2 billion, and increased the lower end of its GAAP earnings per share guidance to $1.90 - $2.05 from $1.75 - $2.05. The guidance includes charges for potential restructuring and integration activities of $0.07 per share, compared to the prior estimate of $0.10 per share, and a charge of $0.08 per share associated with a previously disclosed legal settlement. Excluding those charges, non-GAAP guidance is $2.05 - $2.20 per share. Free cash flow guidance was maintained at $135 million compared to the $146 million achieved in 2008. (Please see Non-GAAP table.)

Conference Call

Crane Co. has scheduled a conference call to discuss the third quarter’s financial results on Tuesday, October 27, 2009 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2009 – 18